As filed with the Securities and Exchange Commission on August 31, 2023

Registration No. 333-226446

Registration No. 333-251245

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-226446

Form S-8 Registration Statement No. 333-251245

UNDER

THE SECURITIES ACT OF 1933

FOCUS FINANCIAL PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4780811
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

875 Third Avenue, 28th Floor New York, NY	10022
(Address of Principal Executive Office)	(Zip Code)

FOCUS FINANCIAL PARTNERS INC. 2018

OMNIBUS INCENTIVE PLAN

(Full Title of the Plan)

J. Russell McGranahan

General Counsel

875 Third Avenue, 28th Floor

New York, NY 10022

(Name and address of agent for service)

(646) 519-2456

(Registrant’s Telephone Number, Including Area Code)

Copies to:

Brenda K. Lenahan

K. Stancell Haigwood

Vinson & Elkins LLP

1114 Avenue of the Americas,

32nd Floor

New York, NY 10036

(212) 237-0000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☐
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Focus Financial Partners Inc., a Delaware corporation (the “Registrant”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

1.	Registration Statement on Form S-8 (File No. 333-226446), filed with the SEC on July 31, 2018, pertaining to the registration of 6,600,000 shares of common stock of the Registrant, par value $0.01 per share (the “Common Stock”) for delivery with respect to awards under the Focus Financial Partners Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”).

2.	Registration Statement on Form S-8 (File No. 333-251245), filed with the SEC on December 10, 2020, pertaining to the registration of 6,600,000 shares of Common Stock for delivery with respect to awards under the 2018 Plan.

On August 31, 2023, pursuant to the Agreement and Plan of Merger, dated February 27, 2023, by and among the Registrant, Ferdinand FFP Acquisition, LLC, a Delaware limited liability company (“Parent”), Ferdinand FFP Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Company Merger Sub”), Ferdinand FFP Merger Sub 2, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“LLC Merger Sub”) and Focus Financial Partners, LLC (“Focus LLC”), (i) LLC Merger Sub merged with and into Focus LLC (the “LLC Merger”), with Focus LLC surviving the LLC Merger and (ii) immediately following the LLC Merger, Company Merger Sub merged with and into the Registrant (the “Company Merger”, and collectively with the LLC Merger, the “Mergers”), with the Registrant surviving the Company Merger as a wholly owned subsidiary of Parent.

As a result of the Mergers, the Registrant is terminating all existing registration statements under the Securities Act of 1933, as amended, of the Registrant, including the Registration Statements. The Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration, by means of a post-effective amendment, any and all securities of the Registrant registered for issuance under the Registration Statements that remain unissued as of the date of this Post-Effective Amendment. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 31, 2023.

FOCUS FINANCIAL PARTNERS INC.

By:	/s/ J. Russell McGranahan
Name:	J. Russell McGranahan
Title:	General Counsel

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

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